CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Richmond, Va., April 7, 2016 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 29, 2016.

▪	Net sales and operating revenues increased 5.5% to $3.71 billion in the fourth quarter. For the fiscal year, net sales and operating revenues increased 6.2% to $15.15 billion.

▪	Used unit sales in comparable stores increased 0.7% in the fourth quarter and 2.4% in the fiscal year.

▪	Total used unit sales rose 4.0% in the fourth quarter and 6.5% in the fiscal year.

▪	Our data indicates that in our markets, we increased our share of the 0-10 year old used car market by approximately 1% in calendar year 2015.

▪	Total wholesale unit sales increased 2.3% in the fourth quarter and 4.9% in the fiscal year.

▪	CarMax Auto Finance (CAF) income increased 2.2% to $92.3 million in the fourth quarter. For the fiscal year, CAF income rose 6.7% to $392.0 million.

▪
In the fourth quarter, net earnings declined 1.5% to $141.0 million, while net earnings per diluted share rose 6.0% to $0.71. Net earnings for this year’s fourth quarter was reduced by $5.2 million, net of tax, or $0.03 per diluted share, for an impairment-related charge associated with a property that we no longer plan to use. Year-over-year comparisons were affected by (i) a previously reported adjustment to capitalized interest expense recorded in the prior year’s quarter, which increased earnings by $4.2 million, net of tax, or $0.02 per diluted share and (ii) the impairment-related charge recorded in the current year’s quarter.

▪
For the fiscal year, net earnings increased 4.4% to $623.4 million and net earnings per diluted share rose 11.0% to $3.03. Year-over-year comparisons were affected by a previously announced receipt of proceeds in a class action lawsuit in the second quarter of the prior fiscal year, which increased earnings by $12.9 million, net of tax, or $0.06 per diluted share.

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“While we faced a somewhat more challenging sales environment in the second half of the year, we delivered solid revenue and EPS growth in both the fourth quarter and the fiscal year, we opened a record number of stores and we made progress toward optimizing our capital structure by buying back 16.3 million shares in fiscal 2016,” said Tom Folliard, chief executive officer.

Fourth Quarter Business Performance Review

Sales. Total used vehicle unit sales grew 4.0% and comparable store used unit sales rose 0.7% versus the prior year’s fourth quarter. The comparable store used unit sales performance was driven by improved conversion and the solid execution of our store teams.

Wholesale vehicle unit sales grew 2.3% versus the fourth quarter of fiscal 2015, driven by the growth in our store base.
Other sales and revenues declined 8.5% year-over-year primarily reflecting our disposal of new car franchises earlier in the fiscal year. Starting this quarter, new car sales are included as a component of other sales and revenues. Extended protection plan (EPP) revenues increased 4.5%, largely reflecting the growth in our used unit sales. Net third-party finance fees improved by 12.0% primarily due to shifts in the mix among finance providers. Vehicles financed by the Tier 3 providers (those providers to whom we pay a fee) and those included in the CAF Tier 3 loan origination program represented 15.1% of retail unit sales in the current quarter versus 17.0% in the prior year’s fourth quarter.

Gross Profit. Total gross profit increased 2.8% versus last year’s fourth quarter, to $489.3 million. Used vehicle gross profit rose 2.1%, driven by the 4.0% increase in total used unit sales. Used vehicle gross profit per unit declined to $2,109 compared with $2,148 in the corresponding prior year period. Wholesale vehicle gross profit declined 0.7% versus the prior year’s quarter, as the 2.3% increase in wholesale vehicle unit sales was offset by a decrease in wholesale vehicle gross profit per unit to $1,005 from $1,036. Other gross profit rose 11.9%, primarily reflecting the improvements in EPP revenues and net third-party finance fees.

SG&A.(1) Compared with the fourth quarter of fiscal 2015, SG&A expenses increased 1.2% to $333.9 million. The growth primarily reflected the 10% increase in our store base since the beginning of last year’s fourth quarter (representing the addition of 15 stores), largely offset by a $14.2 million decrease in share-based compensation expense. Advertising expense was flat versus the prior year quarter, primarily reflecting a shift in timing of expenditures to earlier quarters of fiscal 2016. SG&A per used unit was $2,151 in the current quarter, down $60 year-over-year. The decrease in share-based compensation expense reduced SG&A per used unit by $97.

CarMax Auto Finance.(2) Compared with last year’s fourth quarter, CAF income rose 2.2% to $92.3 million, driven by an increase in average managed receivables, which was largely offset by a lower total interest margin percentage and an increase in the provision for loan losses. Average managed receivables grew 13.9% to $9.45 billion. The total interest margin, which reflects the spread between interest and fees charged to consumers and our funding costs, declined to 5.9% of average managed receivables from 6.3% in last year’s fourth quarter. The increase in the provision for loan losses reflects the growth in our managed receivables and favorable loss experience in last year’s fourth quarter, which reduced the prior year provision. The allowance for loan losses as a percentage of ending managed receivables remained similar at 0.99% as of February 29, 2016 compared with 0.97% as of February 28, 2015.

(1)	Starting this quarter, SG&A per unit calculations are based on used units; previously they were based on retail units.

(2)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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In January 2014, CAF launched a test originating loans for customers who typically would be financed by our Tier 3 finance providers.  As of February 29, 2016, a total of $96.5 million in receivables were outstanding related to this program. We plan to continue to originate loans in the Tier 3 space at a share of Tier 3 originations similar to that during the past two years.

Interest Expense. Interest expense rose to $11.8 million in the fourth quarter of fiscal 2016 from $2.2 million in the prior year’s quarter. During the prior year’s quarter, interest expense was reduced by $6.9 million, before tax, representing capitalized interest related to earlier quarters of fiscal 2015. Excluding this adjustment, the year-over-year increase in interest expense primarily reflected our higher average outstanding debt in the current fiscal year.

Other Expense. During the current year’s fourth quarter, we recorded an impairment-related charge of $8.3 million, before tax, associated with a property that we no longer plan to use.

Store Openings. During the fourth quarter, we opened five stores, including three stores in new markets (two in Boston and one in Peoria/Bloomington) and two in existing markets (our sixth store in Atlanta and our third store in St. Louis). In total, we opened 14 stores and relocated 1 store during fiscal 2016, bringing our used car store count to 158 as of February 29, 2016.

Share Repurchase Activity. During the fourth quarter, we repurchased 3.0 million shares of common stock for $155.8 million pursuant to our share repurchase program. For the fiscal year, we repurchased 16.3 million shares at a cost of $971.2 million. As of February 29, 2016, we had $1.40 billion remaining available for repurchase under the program.

Fiscal 2017 Capital Spending Plan

We currently plan to open between 13 and 16 stores in each of the next two fiscal years. In fiscal 2017, we plan to open 15 stores. We currently estimate capital expenditures will total approximately $450 million in fiscal 2017. Compared with fiscal 2016, the increase in planned capital spending primarily reflects the timing of land acquisitions and construction activity.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2016	2015	Change	2016	2015	Change
Used vehicle sales	$3,087.6	$2,899.5	6.5%	$12,439.4	$11,674.5	6.6%
Wholesale vehicle sales	506.1	491.9	2.9%	2,188.3	2,049.1	6.8%
Other sales and revenues:
Extended protection plan revenues	70.4	67.3	4.5%	267.8	255.7	4.7%
Third-party finance fees, net	(16.4)	(18.6)	12.0%	(61.5)	(63.7)	3.5%
Other (1)	58.1	74.0	(21.3)%	315.7	353.1	(10.6)%
Total other sales and revenues	112.1	122.7	(8.5)%	522.0	545.1	(4.2)%
Total net sales and operating revenues	$3,705.8	$3,514.1	5.5%	$15,149.7	$14,268.7	6.2%

(1)
In the fourth quarter of fiscal 2016, we reclassified New Vehicle Sales to Other Sales and Revenue and no longer separately present New Vehicle Sales. New Vehicle Sales represented approximately 1% of total sales. All periods presented have been revised for this new presentation.

Unit Sales

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
	2016	2015	Change	2016	2015	Change
Used vehicles	155,237	149,271	4.0%	619,936	582,282	6.5%
Wholesale vehicles	92,219	90,111	2.3%	394,437	376,186	4.9%

Average Selling Prices

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
	2016	2015	Change	2016	2015	Change
Used vehicles	$19,758	$19,297	2.4%	$19,917	$19,897	0.1%
Wholesale vehicles	$5,267	$5,257	0.2%	$5,327	$5,273	1.0%

Vehicle Sales Changes

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2016	2015	2016	2015
Used vehicle units	4.0%	12.4%	6.5%	10.5%
Used vehicle revenues	6.5%	12.9%	6.6%	13.3%

Wholesale vehicle units	2.3%	12.3%	4.9%	9.8%
Wholesale vehicle revenues	2.9%	17.0%	6.8%	12.4%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 29 or 28		Years Ended February 29 or 28
	2016	2015	2016	2015
Used vehicle units	0.7%	7.0%	2.4%	4.4%
Used vehicle revenues	3.0%	7.6%	2.5%	7.0%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Selected Operating Ratios

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In millions)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
Net sales and operating revenues	$3,705.8	100.0	$3,514.1	100.0	$15,149.7	100.0	$14,268.7	100.0
Gross profit	$489.3	13.2	$475.8	13.5	$2,018.8	13.3	$1,887.5	13.2
CarMax Auto Finance income	$92.3	2.5	$90.4	2.6	$392.0	2.6	$367.3	2.6
Selling, general, and administrative
expenses	$333.9	9.0	$330.0	9.4	$1,351.9	8.9	$1,257.7	8.8
Interest expense	$11.8	0.3	$2.2	0.1	$36.4	0.2	$24.5	0.2
Earnings before income taxes	$226.2	6.1	$232.8	6.6	$1,009.9	6.7	$969.3	6.8
Net earnings	$141.0	3.8	$143.1	4.1	$623.4	4.1	$597.4	4.2

(1)	Calculated as a percentage of net sales and operating revenues.

Gross Profit

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2016	2015	Change	2016	2015	Change
Used vehicle gross profit	$327.4	$320.7	2.1%	$1,338.6	$1,268.5	5.5%
Wholesale vehicle gross profit	92.7	93.3	(0.7)%	388.1	364.9	6.4%
Other gross profit	69.2	61.8	11.9%	292.1	254.1	14.9%
Total	$489.3	$475.8	2.8%	$2,018.8	$1,887.5	7.0%

Gross Profit per Unit

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
	2016		2015		2016		2015
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,109	10.6	$2,148	11.1	$2,159	10.8	$2,179	10.9
Wholesale vehicle gross profit	$1,005	18.3	$1,036	19.0	$984	17.7	$970	17.8
Other gross profit	$446	61.7	$414	50.4	$471	55.9	$436	46.6
Total gross profit	$3,152	13.2	$3,188	13.5	$3,256	13.3	$3,242	13.2

(1)
Calculated as category gross profit divided by each category’s respective units sold, except the other and total categories, which are calculated by dividing their respective gross profit by used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

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SG&A Expenses

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions)	2016	2015	Change	2016	2015	Change
Compensation and benefits (1)	$178.5	$190.3	(6.2)%	$737.6	$730.4	1.0%
Store occupancy costs	71.6	63.4	12.9%	275.6	243.5	13.2%
Advertising expense	34.7	34.4	0.9%	140.6	122.8	14.5%
Other overhead costs (2)	49.1	41.9	17.2%	198.1	161.0	23.0%
Total SG&A expenses	$333.9	$330.0	1.2%	$1,351.9	$1,257.7	7.5%
SG&A per used unit	$2,151	$2,211	$(60)	$2,181	$2,160	$21

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)
Includes IT expenses, insurance, non-CAF bad debt, travel, preopening and relocation costs, charitable contributions and other administrative expenses. Costs for the year ended February 28, 2015, were reduced by $20.9 million in connection with the receipt of settlement proceeds in a class action lawsuit.

Components of CAF Income and Other CAF Information

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In millions)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
Interest margin:
Interest and fee income	$175.9	7.4	$154.5	7.4	$682.9	7.5	$604.9	7.7
Interest expense	(35.8)	(1.5)	(24.7)	(1.2)	(127.7)	(1.4)	(96.6)	(1.2)
Total interest margin	140.1	5.9	129.8	6.3	555.2	6.1	508.3	6.5
Provision for loan losses	(31.0)	(1.3)	(22.1)	(1.1)	(101.2)	(1.1)	(82.3)	(1.0)
Total interest margin after
provision for loan losses	109.1	4.6	107.7	5.2	454.0	5.0	426.0	5.4

Total other expense	—	—	—	—	(0.4)	—	—	—

Total direct expenses	(16.8)	(0.7)	(17.3)	(0.8)	(61.6)	(0.7)	(58.7)	(0.7)
CarMax Auto Finance income	$92.3	3.9	$90.4	4.4	$392.0	4.3	$367.3	4.7

Total average managed receivables	$9,451.8		$8,298.8		$9,092.9		$7,859.9
Net loans originated	$1,258.9		$1,173.5		$5,171.0		$4,727.8
Net CAF penetration rate	41.7%		40.9%		42.3%		41.2%
Weighted average contract rate	7.5%		7.2%		7.3%		7.1%

Ending allowance for loan losses	$94.9		$81.7		$94.9		$81.7

Warehouse facility information:
Ending funded receivables	$1,399.0		$986.0		$1,399.0		$986.0
Ending unused capacity	$1,101.0		$1,314.0		$1,101.0		$1,314.0

(1)	Percentage of total average managed receivables (quarterly amounts are annualized).

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Earnings Highlights

	Three Months Ended February 29 or 28			Years Ended February 29 or 28
(In millions except per share data)	2016	2015	Change	2016	2015	Change
Net earnings	$141.0	$143.1	(1.5)%	$623.4	$597.4	4.4%
Diluted weighted average shares outstanding	197.4	212.9	(7.3)%	205.5	218.7	(6.0)%
Net earnings per diluted share	$0.71	$0.67	6.0%	$3.03	$2.73	11.0%

Planned Store Openings

We currently plan to open the following 15 stores in fiscal 2017:

Location	Television Market	Market Status	Planned Opening Date
Springfield, Illinois	Champaign/Springfield	New	Q1 Fiscal 2017
Pleasanton, California	San Francisco	New	Q1 Fiscal 2017
El Paso, Texas	El Paso	New	Q2 Fiscal 2017
Westborough, Massachusetts	Boston	Existing	Q2 Fiscal 2017
Bristol, Tennessee	Tri-Cities TN/VA	New	Q2 Fiscal 2017
Meridian, Idaho	Boise	New	Q3 Fiscal 2017
Maple Shade, New Jersey	Philadelphia	Existing	Q3 Fiscal 2017
Daytona Beach, Florida	Orlando/Daytona Beach	Existing	Q3 Fiscal 2017
Kentwood, Michigan	Grand Rapids/Kalamazoo	New	Q3 Fiscal 2017
Fremont, California	San Francisco	Existing	Q3 Fiscal 2017
Santa Rosa, California	San Francisco	Existing	Q3 Fiscal 2017
South Portland, Maine	Portland/Auburn	New	Q3 Fiscal 2017
Palmdale, California	Los Angeles	Existing	Q4 Fiscal 2017
Murrieta, California	Los Angeles	Existing	Q4 Fiscal 2017
Albany, New York	Albany	New	Q4 Fiscal 2017

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 7, 2016. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 24692282. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through June 20, 2016. A telephone replay also will be available through April 14, 2016, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 24692282.

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First Quarter Fiscal 2017 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2016, on Tuesday, June 21, 2016, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in June 2016.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and on the Fortune 100 Best Companies to Work For® list for 12 consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 158 used car stores in 78 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the fiscal year ended February 29, 2016, the company retailed 619,936 used vehicles and sold 394,437 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability provided by our third-party financing providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer or associate information.

•	Significant changes in prices of new and used vehicles.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The failure of key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

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•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2015, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 29 or 28				Years Ended February 29 or 28
(In thousands except per share data)	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,087,560	83.3	$2,899,499	82.5	$12,439,401	82.1	$11,674,520	81.8
Wholesale vehicle sales	506,072	13.7	491,942	14.0	2,188,267	14.4	2,049,133	14.4
Other sales and revenues	112,173	3.0	122,651	3.5	522,007	3.4	545,063	3.8
NET SALES AND OPERATING REVENUES	3,705,805	100.0	3,514,092	100.0	15,149,675	100.0	14,268,716	100.0
Cost of sales	3,216,540	86.8	3,038,255	86.5	13,130,915	86.7	12,381,189	86.8
GROSS PROFIT	489,265	13.2	475,837	13.5	2,018,760	13.3	1,887,527	13.2
CARMAX AUTO FINANCE INCOME	92,333	2.5	90,383	2.6	392,036	2.6	367,294	2.6
Selling, general and administrative expenses	333,860	9.0	330,009	9.4	1,351,935	8.9	1,257,725	8.8
Interest expense	11,784	0.3	2,184	0.1	36,358	0.2	24,473	0.2
Other expense	9,768	0.3	1,196	—	12,559	0.1	3,292	—
Earnings before income taxes	226,186	6.1	232,831	6.6	1,009,944	6.7	969,331	6.8
Income tax provision	85,159	2.3	89,693	2.6	386,516	2.6	371,973	2.6
NET EARNINGS	$141,027	3.8	$143,138	4.1	$623,428	4.1	$597,358	4.2
WEIGHTED AVERAGE COMMON SHARES:
Basic	195,764		209,655		203,275		215,617
Diluted	197,383		212,899		205,540		218,691
NET EARNINGS PER SHARE:
Basic	$0.72		$0.68		$3.07		$2.77
Diluted	$0.71		$0.67		$3.03		$2.73

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	February 29	February 28
(In thousands except share data)	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,394	$27,606
Restricted cash from collections on auto loan receivables	343,829	294,122
Accounts receivable, net	132,171	137,690
Inventory	1,932,029	2,086,874
Other current assets	26,358	44,646
TOTAL CURRENT ASSETS	2,471,781	2,590,938
Auto loan receivables, net	9,536,892	8,435,504
Property and equipment, net	2,161,698	1,862,538
Deferred income taxes	161,862	175,738
Other assets	149,343	133,483
TOTAL ASSETS	$14,481,576	$13,198,201

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$441,746	$454,810
Accrued expenses and other current liabilities	245,909	250,307
Accrued income taxes	2,029	1,554
Short-term debt	428	785
Current portion of long-term debt	—	10,000
Current portion of finance and capital lease obligations	14,331	21,554
Current portion of non-recourse notes payable	300,750	258,163
TOTAL CURRENT LIABILITIES	1,005,193	997,173
Long-term debt, excluding current portion	715,000	300,000
Finance and capital lease obligations, excluding current portion	400,323	306,284
Non-recourse notes payable, excluding current portion	9,227,000	8,212,466
Other liabilities	229,274	225,493
TOTAL LIABILITIES	11,576,790	10,041,416

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 194,712,234 and 208,869,688 shares issued and outstanding as of February 29, 2016 and February 28, 2015, respectively	97,356	104,435
Capital in excess of par value	1,130,822	1,123,520
Accumulated other comprehensive loss	(70,196)	(65,391)
Retained earnings	1,746,804	1,994,221
TOTAL SHAREHOLDERS’ EQUITY	2,904,786	3,156,785
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,481,576	$13,198,201

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 29 or 28
(In thousands)	2016	2015
OPERATING ACTIVITIES:
Net earnings	$623,428	$597,358
Adjustments to reconcile net earnings to net cash
used in operating activities:
Depreciation and amortization	137,360	115,173
Share-based compensation expense	51,077	81,880
Provision for loan losses	101,199	82,343
Provision for cancellation reserves	77,118	70,987
Deferred income tax provision (benefit)	17,237	(4,299)
Loss on disposition of assets and other	13,136	3,852
Net decrease (increase) in:
Accounts receivable, net	5,519	(57,767)
Inventory	154,845	(445,450)
Other current assets	15,229	(16,947)
Auto loan receivables, net	(1,202,587)	(1,369,999)
Other assets	(160)	825
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(55,187)	51,960
Other liabilities	(87,107)	(78,046)
NET CASH USED IN OPERATING ACTIVITIES	(148,893)	(968,130)
INVESTING ACTIVITIES:
Capital expenditures	(315,584)	(309,817)
Proceeds from sales of assets	1,542	5,869
Increase in restricted cash from collections on auto loan receivables	(49,707)	(34,823)
Increase in restricted cash in reserve accounts	(12,264)	(16,556)
Release of restricted cash from reserve accounts	8,357	6,346
Purchases of money market securities, net	(6,168)	(8,604)
Purchases of trading securities	(5,295)	(3,814)
Sales of trading securities	324	655
NET CASH USED IN INVESTING ACTIVITIES	(378,795)	(360,744)
FINANCING ACTIVITIES:
(Decrease) increase in short-term debt, net	(357)	203
Proceeds from issuances of long-term debt	2,057,100	985,000
Payments on long-term debt	(1,652,100)	(675,000)
Cash paid for debt issuance costs	(3,104)	(1,190)
Payments on finance and capital lease obligations	(16,417)	(18,243)
Issuances of non-recourse notes payable	9,553,805	7,783,000
Payments on non-recourse notes payable	(8,496,684)	(6,560,815)
Repurchase and retirement of common stock	(983,941)	(924,328)
Equity issuances	47,038	89,810
Excess tax benefits from share-based payment arrangements	32,136	50,142
NET CASH PROVIDED BY FINANCING ACTIVITIES	537,476	728,579
Increase (decrease) in cash and cash equivalents	9,788	(600,295)
Cash and cash equivalents at beginning of year	27,606	627,901
CASH AND CASH EQUIVALENTS AT END OF YEAR	$37,394	$27,606

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